EXHIBIT 6A

DRAFT: JUNE 28, 2020

REFERRAL AGREEMENT

This Referral Agreement (the “Agreement”) is entered as of June 30, 2020 (“Effective Date”), by and between LINK GROUP INTERNATIONAL, INC., a Georgia corporation with its principal offices located at 3522 LAWRENCEVILLE SUWANEE RD P-147 SUWANEE, GA 30024 (“LINK GROUP”); and BH GROUP, LLC, a Georgia Limited Liability Company, with its principal offices located at 3675 CRESTWOOD PKWY STE 400 DULUTH, GA 30096 (“Referrer”).

RECITALS

WHEREAS, LINK GROUP is in the business of providing Staff Management and Relationship Software (“SMRS”);

WHEREAS, Referrer is in the business of providing SMRS to customers who need staff management and support; and

WHEREAS, the parties now desire to enter into a referral relationship under which Referrer shall refer potential clients to LINK GROUP in exchange for a Referral Fee (as defined below and provided herein).

NOW THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Definitions.

1.1 “Referral” means a reasonably qualified and bona fide client or customer for Services, which spends at least ten thousand dollars ($10,000) for the sale and installation of LINK GROUP SMRS to run Referrer’s software and for which Referrer is directly responsible for soliciting and referring to LINK GROUP in writing or by email.

1.2 “Referral Date” means the date of transmission of a Referral by Referrer to LINK GROUP.

1.3 “Existing Client” means any client or customer to which LINK GROUP has furnished Services within the period of one (1) years prior to the applicable Referral Date of a Referral.

2. Referral of Potential Clients or Customers by Referrer.

During the term of this Agreement, Referrer shall undertake commercially reasonable best efforts to send Referrals to LINK GROUP. For each Referral, Referrer will email the Business Development Officer at LINK GROUP (linkgroupintlinc@gmail.com).

1

3. Referrals

3.1 Acceptance.

LINK GROUP may reject any Referral that references any Existing Client or references a company or client that LINK GROUP has commenced discussions with regarding LINK GROUP’s Services.

3.2 Payment of Referral Fees.

If, within Ten (10) days of the applicable Referral Date, a Referral enters an agreement with LINK GROUP to provide its Hardware Services to such Referral, then Referrer shall be entitled to receive a one-time fee (“Referral Fee”) of Four Percent (2%) of the gross proceeds of sales received by LINK GROUP from the Referral. For the purposes of this Agreement, “Gross proceeds of sales" means the value proceeding or accruing from the sale of tangible personal property, digital goods, digital codes, digital automated services, and/or for other services rendered, without any deduction on account of the cost of property sold, the cost of materials used, labor costs, interest, discount paid, delivery costs, taxes, less sales allowances, sales discounts and sales returns.

Eligibility for a Referral Fee will be dependent upon LINK GROUP’s reasonable determination that, in addition to referring the Referral, the Referrer had a relevant role in the consummation of the agreement with such Referral. LINK GROUP will pay the applicable Referral Fee, if any, to Referrer within sixty (60) days of LINK GROUP’s receipt of the qualifying fees from the corresponding Referral. Notwithstanding anything herein to the contrary, in no event shall LINK GROUP be obligated to pay a Referral Fee for any Referral involving an Existing Client.

3.3 Resolution of Conflicts Regarding Referral Fees.

LINK GROUP shall not be liable for more than a single Referral Fee for each single Referral. If any third party should make a claim for any Referral Fee or part thereof, then the Referral Fee earned for any closing hereunder shall be apportioned among the claimants for same as determined by LINK GROUP in its sole discretion. LINK GROUP shall make a reasonable effort to consult with all relevant parties regarding any apportionment. The final decision of LINK GROUP regarding the apportionment of any Referral Fee due and payable hereunder shall be final.

4. Confidential Information.

4.1 Definition of Confidential Information.

The parties anticipate that LINK GROUP may disclose Confidential Information to Referrer. For purposes hereof, “Confidential Information” means business or technical information disclosed by either party to the other party, including, without limitation, information relating to a party’s product plans, customers, designs, costs, products and services, pricing, finances, marketing plans, business opportunities, personnel, research and development, that: (i) if disclosed in writing, is marked “confidential” or “proprietary” at the time of such disclosure; (ii) if disclosed orally, is identified as “confidential” or “proprietary” at the time of such disclosure, and is summarized in a writing sent by the disclosing party to the receiving party within thirty (30) days after any such disclosure; or (iii) under the circumstances, a person exercising reasonable business judgment would understand to be confidential or proprietary. Without limiting the foregoing, the terms and conditions of this Agreement is the Confidential Information of both parties.

2

4.2 Confidentiality Obligations.

Each party will not use the other party’s Confidential Information, except as necessary for the performance of this Agreement, and will not disclose such Confidential Information to any third party, except to those of its employees and subcontractors that need to know such Confidential Information for the performance of this Agreement, provided that each such employee and subcontractor is subject to a written agreement that includes binding use and disclosure restrictions that are at least as protective as those set forth herein. Each party will use all reasonable efforts to maintain the confidentiality of the other party’s Confidential Information in its possession or control, but in no event less than the efforts that it ordinarily uses with respect to its own confidential information of similar nature and importance. The foregoing obligations will not restrict either party from disclosing the other party’s Confidential Information or the terms and conditions of this Agreement: (i) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the party required to make such a disclosure gives reasonable notice to the other party to enable it to contest such order or requirement; (ii) on a confidential basis to its legal or professional financial advisors; (iii) as required under applicable securities regulations; or (iv) on a confidential basis to present or future providers of venture capital and/or potential private investors in or acquirers of such party. The restrictions set forth in this Section 5 will remain in effect during the term of this Agreement and for a period of three (2) years thereafter.

4.3 Confidentiality Exclusions.

The obligations set forth in Section 5 will not apply to any Confidential Information that: (i) is in or enters the public domain without breach of this Agreement by the receiving party; (ii) the receiving party lawfully receives from a third party without restriction on use or disclosure; (iii) the receiving party knew prior to receiving such information from the disclosing party without breach of a nondisclosure obligation, or (iv) the receiving party independently develops without reference to the other party’s Confidential Information.

5. Marketing Materials.

From time to time, each party will provide the other party with reasonable quantities of the standard marketing, sales and technical literature that it customarily uses to promote its products and services (collectively, “Marketing Materials”). Each party will use the other party’s Marketing Materials solely for the purposes of this Agreement. Each party may not copy, modify, alter, adapt or create derivative works based on the other party’s Marketing Materials.

3

6. Publicity and Trademarks.

6.1 Press and other Co-Marketing Activities.

LINK GROUP and Referrer may issue a joint press release announcing the parties’ relationship. The timing and content of such press release will be subject to the approval of each party, which approval may not be unreasonably withheld. Except as required by law, neither party will make any public statements, press releases or other public announcements regarding the parties’ relationship without the prior written approval of the other party, which approval may not be unreasonably withheld. Other Co-Marketing Activities are described in Exhibit A hereto.

6.2 Trademark license from LINK GROUP.

Subject to the terms and conditions of this Agreement, LINK GROUP hereby grants to Referrer a non-exclusive, non-transferable, royalty-free license, during the term of this Agreement, to use the LINK GROUP trademarks, service marks, and logos (the “LINK GROUP LOGO”) solely for the purposes of this Agreement, provided that such use is only of pre-authorized LINK GROUP Marks and in accordance with LINK GROUP’s then-current trademark usage guidelines. Referrer acknowledges and agrees that LINK GROUP owns the LINK GROUP Marks and that any and all goodwill that is created by or that results from Referrer’s use of the LINK GROUP Marks inures solely to the benefit of LINK GROUP. Referrer will not contest or aid in contesting the validity or ownership of any LINK GROUP Mark or take any action in derogation of LINK GROUP’s rights therein, including, without limitation, applying to register any trademark, trade name or other designation that is confusingly similar to any LINK GROUP.

6.3 Trademark license from Referrer.

Subject to the terms and conditions of this Agreement, Referrer hereby grants to LINK GROUP a non-exclusive, non-transferable, royalty-free license, during the term of this Agreement, to use the Referrer trademarks, service marks, and logos (the “Referrer Marks”) solely for the purposes of this Agreement, provided that such use is only of pre-authorized Referrer Marks and in accordance with Referrer’s then-current trademark usage guidelines. LINK GROUP acknowledges and agrees that Referrer owns the Referrer Marks and that any and all goodwill that is created by or that results from LINK GROUP’s use of the Referrer Marks inures solely to the benefit of Referrer. LINK GROUP will not contest or aid in contesting the validity or ownership of any Referrer Mark or take any action in derogation of Referrer’s rights therein, including, without limitation, applying to register any trademark, trade name or other designation that is confusingly similar to any Referrer Mark.

4

7. Intellectual Property.

Except as set forth in this Agreement or otherwise expressly agreed to in writing by the parties, nothing in this Agreement will be deemed to grant or assign to the either party any ownership rights, license rights, or interests of any kind in the other party’s products, services or technology or in the other party’s intellectual property or proprietary rights. Except as set forth in a Schedule or otherwise expressly agreed to in writing by the parties, each party (the “Creating Party”) will own all right, title and interest in and to all inventions, improvements, products, services, technology, information and materials or work product of any kind (collectively, “Inventions”) that the Creating Party independently creates, developed or prepares during the term of this Agreement, including all worldwide intellectual property and proprietary rights therein, whether or not any such Invention is competes with, is related to, or is compatible with or interoperates with any products, services or technology of the other party.

8. Exclusivity.

LINK GROUP is the exclusive staffing management related software customer to BH GROUP, LLC.

9. Representations and Warranties.

Each party represents and warrants that:

a. it has the necessary corporate power and authority to enter this Agreement, to carry out its obligations hereunder and to grant the rights herein granted;

b. it will conduct business in a manner that reflects favorably on the other party and its products and services;

c. it will make no false or misleading representations with respect to the other party and its products and services; and

d. it will make no representations, warranties or guarantees with respect to the specifications, features or capabilities of the other party’s products and services that are inconsistent with the other party’s Marketing Materials. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURSMRSE OR NON-INFRINGEMENT, AND ANY WARRANTIES ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE.

10. Indemnity.

Subject to Section 11, Referrer will indemnify, defend and hold LINK GROUP and its affiliates, and their respective officers, directors, employees, consultants and agents harmless from and against all damages, liabilities, costs, charges and expenses, including reasonable attorneys’ fees, awarded in a final judgment against or paid in settlement by LINK GROUP, arising out of or resulting from any third party claim based on a breach or alleged breach by Referrer of any representation or warranty specified in Section 9.

5

Subject to Section 11, LINK GROUP will indemnify, defend and hold Referrer and its affiliates, and their respective, officers, directors, consultants and agents harmless from and against all damages, liabilities, costs, charges and expenses, including reasonable attorneys’ fees, awarded in a final judgment against or paid in settlement by Referrer arising out of or resulting from any third party claim relating to any breach or alleged breach by LINK GROUP of any representation or warranty specified in Section 9.

11. Indemnity Procedure.

The party seeking indemnification and defense under Section 11, as the case may be (the “Indemnified Party”), will give prompt written notice of any claim to the other party (the “Indemnifying Party”). In addition, the Indemnified Party will allow the Indemnifying Party to direct the defense and settlement of any such claim, with counsel of the Indemnifying Party’s choosing, and will provide the Indemnifying Party, at the Indemnifying Party’s expense, with information and assistance that is reasonably necessary for the defense and settlement of the claim. The Indemnified Party reserves the right to retain counsel, at the Indemnified Party’s sole expense, to participate in the defense of any such claim. The Indemnifying Party may not settle any claim without the Indemnified Party’s prior written consent, if the settlement terms would adversely affect the Indemnified Party or its rights under this Agreement.

12. LIMITATION OF LIABILITY.

LINK GROUP TOTAL CUMULATIVE LIABILITY FOR DAMAGES OF ANY KIND ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO THE REFERRAL FEES PAYABLE BY LINK GROUP HEREUNDER. NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR TO ANY OTHER PERSON FOR ANY INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES, OF ANY CHARACTER, WHETHER IN AN ACTION IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY CAUSING THE DAMAGE HAS BEEN ADVISED OF THE SMRSSIBILITY OF SUCH DAMAGES. SOME STATES OR COUNTRIES DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY TO THE FULL EXTENT AS ABOVE INDICATED.

13. Term of Agreement; Survival.

The initial term of this Agreement shall commence as of the Effective Date and shall continue for a period of one (1) year, after which this Agreement shall continue automatically from month-to month, unless terminated as provided herein. Notwithstanding the forgoing, either party may terminate this Agreement at any time and for any reason (or no reason) by providing thirty (30) days’ advance written notice to the other party. The obligations contained in Sections 3.2, 3.3, 4, 5, 6, 7, 10, 11, 12 and 14 shall survive the expiration or termination hereof.

6

14. General.

14.1 Termination for Cause.

Either party may terminate this Agreement upon written notice if the other party materially breaches this Agreement and fails to correct the breach within ten (10) days following written notice specifying the breach; provided that the cure period for any default with respect to payment shall be five (5) business days.

14.2 Governing Law.

This Agreement and all matters arising out of or relating to this Agreement shall be governed by the laws of the State of Georgia, without regard to its conflict of law provisions. Any legal action or proceeding relating to this Agreement shall be brought exclusively in the state or federal courts located in the Gwinnett County. You hereby agree to submit to the jurisdiction of, and agree that venue is proper in, those courts in any such legal action or proceeding.

14.3 Waiver.

The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

14.4 Severability.

In the event, any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

14.5 Force Majeure.

Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of events beyond the reasonable control of such party, which may include without limitation denial-of-service attacks, strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, terrorism, governmental action, labor conditions, earthquakes and material shortages (each a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the non-performing party will be excused from any further performance of its obligations effected by the Force Majeure Event for so long as the event continues and such party continues to use commercially reasonable efforts to resume performance.

14.6 Compliance with Laws.

Each party agrees to comply with all applicable laws and regulations with respect to its activities hereunder, including, but not limited to, any export laws and regulations of the United States.

7

14.7 Relationship between the Parties.

Nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties. Neither party will have the power to bind the other or to incur obligations on the other’s behalf without such other party’s prior written consent.

14.8 Assignment.

Neither party may assign this Agreement without prior written consent unless in connection with a merger, acquisition, or sale of all or substantially all of its assets, and provided that the surviving entity has agreed to be bound by this Agreement.

14.9 Entire Agreement.

This Agreement together with the exhibits hereto constitutes the complete and exclusive agreement between the parties concerning its subject matter and supersedes all prior or contemporaneous agreements or understandings, written or oral, concerning the subject matter of this Agreement. Any modification or amendment of any provision of this Agreement will be effective only if in writing and signed by duly authorized representatives of both parties.

14.10 Equitable Relief.

You acknowledge that a breach by You of any confidentiality or proprietary rights provision of this Agreement may cause LINK GROUP irreparable damage, for which the award of damages would not be adequate compensation. Consequently, LINK GROUP may institute an action to enjoin the breaching party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and a party may seek the entry of an injunction enjoining any breach or threatened breach of those provisions, in addition to any other relief to which the non-breaching party may be entitled at law or in equity.

14.11 No Third-Party Beneficiaries.

This Agreement is intended for the sole and exclusive benefit of the signatories and is not intended to benefit any third party. Only the parties to this Agreement may enforce it.

14.12 Independent Contractors.

The relationship of LINK GROUP and Referrer shall be and shall at all times remain that of independent contractors and not that of employer and employee, franchisor and franchisee, joint ventures or partners. This Agreement does not establish either party as the other party’s agent or representative for any purpose. Neither party shall have any authority of any kind to bind the other party in any respect whatsoever. Without limiting the generality of the preceding sentence, neither party is authorized to accept orders or to enter into contracts or any obligation in the other party’s name, or to transact any business on behalf of the other party.

8

14.13 Counterparts.

This Agreement may be executed in counterparts, each of shall constitute an original, and all of which shall constitute one and the same instrument.

14.14 Headings.

The headings in this Agreement are for the convenience of reference only and have no legal effect.

14.15 Notices.

Any notice or request required or desired to be given pursuant to this Agreement shall be sufficient if made in writing and sent by first class mail, postage prepaid, by email set forth below by overnight courier or by hand addressed as follows or as the Parties subsequently may direct in writing:

a.	As to LINK GROUP: 3255 Lawrenceville Suwanee RD P-147 Suwanee, GA 30024

b.	As to BH GROUP: 3675 Crestwood Pkwy STE 400 Duluth, GA 30096

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth opposite the respective signatures below.

Link Group International INC

By: Gye Eun Choi

Title: CEO / President

Signature: /s/ Gye Eun Choi

BH GROUP LLC

By: James Chang

Title: President

Signature: /s/ James Chang

9